SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Fidelity Advisor Series VIII
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Q1. How is the performance adjustment calculated?

A1. Performance adjustments are calculated monthly based on trailing 36-month fund returns vs. a stated benchmark. The standard performance adjustment rate is +/- 2 bps (annualized) for each percentage point of out-performance or underperformance, with a maximum adjustment of +/- 20 bps.

For example, for a fund that outperformed its index by 8 percentage points over 36 months, the performance adjustment rate would be +16 bps (2 bps multiplied by 8).

The resulting bps rate is applied to average net assets for the 36-month performance period to arrive at an annualized dollar amount.

Q2. Does the maximum +/- 20 bps performance fee range mean that a fund's expense ratio will never be impacted by more or less than 20 bps due to a performance adjustment?

A2. No, since Fidelity applies performance adjustments to 36-month average assets rather than current assets, performance fees can be more than 20 bp or less than -20 bp when measured against current assets.

For example, for a fund that outperformed its index by 8 percentage points, the performance adjustment rate would be +16 bp (2 bp multiplied by 8). If the fund's current assets were the same as its 36-month average assets, the performance adjustment would be 16 bp based on current assets also. However, if the fund's current assets were double its 36-month average assets, the performance adjustment would be just 8 bp based on current assets. Similarly, if the fund's current assets were half the 36-month average, the performance adjustment would be 32 bp based on current assets.

Q3. Performance Adjustments will not impact the management fee until 36 months from now, correct?

A3. Incorrect. We expect the addition of the performance fee adjustment to take place throughout 2007 as shareholders of the different funds vote on the proposals. Specifically, the performance period will begin for each fund on the first of the month following shareholder approval.

However, there will not be any performance adjustments until the twelfth month after shareholder approval. The calculation will be the same as stated in Answer #1.

Each month after that, another month's performance will be included in the calculation until the 36-month performance period is reached. After that time, the performance adjustment will be based on the most recent 36 months.

Q4. Can you please walk me through an example of how the performance adjustment would increase the management fee?

A4. Yes. Let's begin our example with the assumption we have received shareholder approval in December 2006.

  The Performance Period would begin the month after shareholder approval, or January 1, 2007.
  The Performance Adjustment begins to take effect in the 12th month of the Performance Period. In this case, the first adjustment would apply in December 2007.
  The fund's performance relative to its performance adjustment index will be based on the 12 month period 1/1/07 through 12/31/07.
  Let's assume our fund outperforms the benchmark by 5 percentage points, or 500 basis points, over that period.
  The Performance Adjustment Rate will equal 10 bps (2 bps for every 100 bps of out-performance, or 2*5 = 10 bps).
  We will make the assumption that the average assets over the same performance period (1/1/07 through 12/31/07) was $1 billion.
  A Performance Fee Adjustment of $83,333 ((10 bps * $1billion)/12) will be applied in Dec. ´07.
  Let's assume the average assets for Dec. ´07 are also $1 billion with a base management fee rate of 57 bps.
  Basic Management Fee in Dollars for Dec. ´07 = ($1B * 57 bp) / 12 = $475,000
  Total Management Fee including Performance Adjustment in Dollars for Dec. ´07 = $558,333 ($475,000+$83,333)
  Effective Total Management Fee Rate for Dec. ´07 = ($558,333 / $1B)*12 = 67 BP (a basic management fee of 57 bp and a positive performance fee of 10 bp)

Note: Keep in mind that the management fee and performance fee are calculated monthly and the total management fee shown in the prospectus (bp) and Annual Report ($) is the aggregation of 12 months of calculations.

Q5. Will a performance adjustment affect the expense ratio stated in the prospectus?

A5. Yes. Because the management fee, which is a component of the expense ratio, may be adjusted upward or downward with the performance adjustment, the expense ratio disclosed in a fund's prospectus will be impacted by the performance adjustment.

Note: The expense ratio shown in the prospectus reflects the fund's expenses in effect for the fund's prior fiscal period (12 months). As a result, the current management fee rate and total expense ratio may be higher or lower than the rate disclosed in the prospectus fee table, which reflects the performance adjustments for the most recent fiscal period.

Q6. Why is Fidelity doing this?

A6. Fidelity and the funds' Board of Trustees believe this makes sense for shareholders because it more closely aligns our economic interests directly with theirs.

Fidelity's performance adjustment is structured so that when a fund's performance beats its index's performance, we receive a higher management fee, and when a fund's performance lags its index's performance, the fund's management fee is reduced.

Q7. Is Fidelity's maximum +/- 20 bps performance fee range typical among fund competitors?

A7. Performance fee ranges vary widely among competitor funds with performance fees. However wide the range is, though, the law requires it to be symmetrical on the positive and negative sides.

Some characteristics are common between Fidelity and competitors. For example, like Fidelity, most competitor complexes use a securities index (vs. a peer group) for the performance adjustment index, and several complexes uses a 36-month performance period (although many use a 12-month performance period).

Q8. Are performance fees common in the mutual fund industry?

A8. No. Approximately 30-40 fund complexes use performance fees, with Fidelity being one of the largest users in terms of number of funds with performance fees. In addition, as of 12/31/06, Fidelity had more assets subject to performance adjustments than any other fund complex.

Q9. How many Fidelity funds have management fees with a performance adjustment component?

A9. Approximately 50 Fidelity funds have management fees with a performance adjustment component. (See Page 4 and 5 for the list of funds.) Performance adjustments are typically put on Fidelity's growth-oriented domestic equity and international equity funds, subject to the availability of suitable indexes.

Fidelity funds that have management fees with a Performance Adjustment component

Advisor Growth Opportunities	\\\\\\\\\\\\\\\\\\\\\\\	Russell 1000 Growth (2/1/07)
Advisor Overseas		MSCI EAFE
Advisor International Discovery*		MSCI EAFE
Advisor International Small Cap*		MSCI EAFE Small Cap
Advisor Intl Small Cap Opps*		MSCI EAFE Small Cap
Advisor International Value*		MSCI EAFE Value
Advisor Large Cap Growth*		Russell 1000 Growth
Advisor Large Cap Value*		Russell 1000 Value
Advisor Mid Cap Growth*		Russell Mid Cap Growth
Advisor Mid Cap Value*		Russell Mid Cap Value
Advisor Small Cap Growth*		Russell 2000 Growth
Advisor Small Cap Value*		Russell 2000 Value
Aggressive Growth		Russell Mid-Cap Growth
Aggressive International		MSCI AC World Free Ex US
Blue Chip Growth		Russell 1000 Growth
Blue Chip Value		Russell 1000 Value
Canada		S&P/TSX Composite
Capital Appreciation		S&P 500
Contrafund		S&P 500
Convertible Securities		ML All Convertible Securities
Disciplined Equity		S&P 500
Diversified International		MSCI EAFE
Dividend Growth		S&P 500
Europe		MSCI Europe
Europe Capital Appreciation		MSCI Europe
Fidelity Fifty		S&P 500
Focused Stock		S&P 500
Growth Company		Russell 3000 Growth
Growth Discovery Fund		Russell 3000 Growth (2/1/07)
Independence Fund		S&P 500
Japan		TOPIX
Large Cap Stock		S&P 500
Low-Priced Stock		Russell 2000
Magellan		S&P 500
Mid-Cap Stock		S&P Mid-Cap 400
New Millennium		S&P 500
OTC Portfolio		NASDAQ Composite
Overseas		MSCI EAFE
Pacific Basin		MSCI AC Pacific Free
Small Cap Independence		Russell 2000
Small Cap Retirement		Russell 2000
Small Cap Stock Fund		Russell 2000
Southeast Asia		MSCI AC Far East ex-Japan Free
Stock Selector		S&P 500
Trend		Russell 1000 Growth (2/1/07)
Utilities		Russell 3000 Utilities
Value		Russell Mid Cap Value
Value Discovery		Russell 3000 Value
Worldwide		MSCI World

Advisor classes pending

* Fund also has a retail class

Past performance is no guarantee of future results.

All indices are unmanaged and assume the reinvestment of all distributions. It is not possible to invest directly in an index

Stock values fluctuate in response to the activities of individual companies and general market and economic conditions.

Fidelity Investments Institutional Services Co., Inc.

82 Devonshire Street

Boston, Massachusetts 02109

456405.1.0

Please read the proxy statements when they become available because they contain important information. The preliminary and definitive proxy statements can be accessed free of charge on www.sec.gov.